 Exhibit 99.1

For Immediate Release

LightPath Technologies Announces Organizational Realignment and Appoints
Al Symmons to Newly Created Position of Chief Operating Officer

New Structure Increases Focus on Sales Growth and Product Development

ORLANDO, FL – July 8, 2019 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical and infrared components and high-level assemblies, announced today an organizational realignment and the appointment of Al Symmons as Chief Operating Officer.

“As we begin a new fiscal year, the company is creating the new executive position of Chief Operating Officer and realigning it sales organization to bring sharper focus and a more proactive approach to its growth markets,” stated Jim Gaynor, President and Chief Executive Officer of LightPath.

Mr. Gaynor continued, “LightPath has made these changes in response to evolving customer requirements and resulting complexity of our expanding product portfolio. As a result, we believe the company will be better positioned to take full advantage of its growth opportunities. Our new COO will have responsibility for all operations, engineering, sales and marketing functions. All of these areas interface with LightPath’s three distinct product groups: molded optics; thermal imaging lens assemblies; and custom optics. Each of these groups have different growth rates, conversion rates and material content. The primary job of the COO is to ensure that the company has the ability to supply these products in accordance with their demand, while improving our profitability.

“The company continues to evaluate the organization as it looks to the future and starting today it is also establishing a product management function separate from the COO’s responsibility which reports directly to the CEO. This function will be responsible for portfolio management and identifying strategic industry opportunities for LightPath. There will be a product manager for each of our three major product groups. This organizational structure will allow the company to proactively find more qualified sales opportunities and to increase the number of opportunities won at a faster pace.

“We are fortunate to have an extremely qualified individual in Al Symmons to become our Chief Operating Officer, effective July 8, 2019. Al has been instrumental in playing a leadership role in our operations, manufacturing, acquisition integration and product development, including our breakout line of BD6 infrared optical lenses. We are excited by our new organizational structure and approach to market which we believe will lead to improved performance this year and in years to come.”

Since joining LightPath in 2006, Al Symmons has successfully served in progressively responsible positions leading up to his appointment as COO in July 2019. Most recently, he served as EVP of Operations, and he previously held the titles of Vice President of Corporate Engineering and Director of Engineering. Prior to joining LightPath, he was Engineering Manager at Aurora Optical, a cell phone camera module manufacturer, and held various management engineering positions in injection molded plastic optics at both Applied Image Group – Optics, and Donnelly Optics.

Mr. Symmons has over 20 years of experience in the high volume manufacture of optical components and assemblies with an emphasis on molded optics, and has published over twenty papers in the field and authored the Field Guide to Molded Optics. As a Fellow of SPIE (the international society for optics and photonics), he demonstrates dedication to advancing the scientific research and engineering applications of optics and photonics through international conferences, education and support of the industry’s best practices. He earned a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Master’s degree in Business Administration from the Eller School of Management at the University of Arizona.

Mr. Symmons stated “I am excited for this new role. I am looking forward to aligning our sales, operations and engineering teams to proactively drive our growth. This consolidation combined with the introduction of product management will enable us to leverage our recent success with our new line of BD6 thermal imaging lens assemblies. As we look to establish some new key initiatives, we expect to set up our thermal imaging product lines for continuous expansion and long-term growth.”

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs, manufactures, and distributes proprietary optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Latvia and China.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP’s infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses. ISP’s optics processes allow it to manufacture its products from all important types of infrared materials and crystals. Manufacturing processes include CNC grinding and CNC polishing, diamond turning, continuous and conventional polishing, optical contacting and advanced coating technologies.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This news release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, including statements regarding our ability to expand our presence in certain markets, future sales growth, continued improvements in our financial results,and implementation of new distribution channels. This information may involve risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts:
Jim Gaynor, President & CEO	Donald O. Retreage, Jr., CFO	Jordan Darrow
LightPath Technologies, Inc.	LightPath Technologies, Inc.	Darrow Associates
Tel: 407-382-4003	Tel: 407-382-4003 x329	Tel: 512-551-9296
jgaynor@lightpath.com	dretreage@lightpath.com	jdarrow@darrowir.com

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